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                                                  EXHIBIT 10.1



                       EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of
February 5, 1998, by and between Princeton Video Image, Inc., a New Jersey corporation (the "Company"), and Lawrence Epstein (the
"Employee").

     WHEREAS, the Company and the Employee wish to enter into an agreement whereby the Employee shall be employed by the Company as its Vice President, Finance, and Chief Financial Officer, as set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

     1. Term of Employment. Subject to the terms and conditions hereof, the Company will employ the Employee, and the Employee will serve the Company, as Vice President, Finance, and Chief Financial Officer, or such other senior executive position or positions as the Company may request from time to time, for a period beginning on the date hereof and terminating on the first anniversary of such date (the "Initial Term"); provided, however, that from the date of this Agreement until a date no later than May 1, 1998, the Employee will provide services on a part time basis no less than one day per week (at a daily rate of $576.92 per day), except for weeks when the Employee is unable to provide such services due to illness in his family or travel; and provided, further, that the Employee's full time employment with the Company shall commence not later than May 2, 1998. Following the expiration of the Initial Term and of each extension period referred to in this sentence, the term of this Agreement automatically shall be extended for a period of one (1) year thereafter (such term, as it may be shortened by termination of the Employee's employment hereunder pursuant to the provisions hereof or extended, the "Term of Employment").

     2. Duties. During the Term of Employment, the Employee will serve as Chief Financial Officer, subject to the terms of this Agreement and the direction and control of the Board of Directors of the Company, its Chairman and its Chief Executive Officer ("CEO"). The primary location of the Employee's employment hereunder shall be the headquarters of the Company in Lawrenceville, New Jersey. In his position as Vice President, Finance, and Chief Financial Officer of the Company, the Employee shall be responsible for overseeing and managing all financial aspects of the Company, including negotiating licensing agreements, finance, accounting, banking, treasury, SEC reporting, management information systems and M&A. More particularly, in such positions, the Employee shall be responsible for:

               (a) Providing sound financial leadership to the Company and functioning as a full member of the executive team developing and executing business strategy;

               (b) Working with the marketing and sales team to develop short and long term revenue forecasts to form the basis for capital investments, operations budgeting (including SG&A, product design, development and manufacturing) and overall business forecasting;

               (c) Overseeing all financial systems to ensure effective operations, controls, MIS reporting, SEC reporting and business growth;

               (d) Participating in negotiation of licensing arrangements with all parties, working in conjunction with the Company's sales and marketing organization and legal

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counsel, while ensuring the execution of comprehensive due diligence and management of contracts, partnering arrangements and mergers and acquisitions;

               (e) Leading, managing, training and recruiting a high-caliber finance team, as appropriate;

               (f) Managing the cash-flow position of the Company, and improving credit, collection and purchasing policies and payment schedules, as deemed appropriate;

               (g) Functioning as the liaison with the Company's outside auditors on annual reports and audits; and

               (h) Developing and maintaining effective Wall Street relationships.

     The Employee will hold, in addition to the offices of Vice President, Finance, and Chief Financial Officer the Company, such other offices in the Company to which he may be appointed or assigned from time to time by the Board of Directors of the Company and will discharge such duties in connection therewith. Once full time employment has begun, the Employee shall devote all of his business time to the performance of his duties hereunder, provided, that the Employee shall not be precluded from serving as a member of up to two boards of directors or advisory boards of companies or organizations so long as such service does not violate the provisions of Section 9 of this Agreement or interfere with the performance of the Employee's duties hereunder.

     3. Compensation. The Company will, during the Term of Employment but only after full time employment has begun, pay to the Employee as compensation for the performance of his duties and obligations hereunder an initial base salary at the rate of $150,000 per annum ("Salary"), payable in equal semi-monthly installments. Such Salary shall be reviewed annually by the Board of Directors of the Company in accordance with the Company's compensation program solely for the purpose of determining increases. During the Term of Employment but only after full time employment has begun, the Employee shall be eligible to receive a bonus, to be awarded at the sole discretion of the Board of Directors of the Company, upon the attainment of stated goals and objectives for the Employee to be set by the Compensation Committee of the Board after consultation with the Employee.

     4.   Other Benefits.  During the Term of Employment:

          (a) The Employee shall be entitled to participate in employee benefit plans and programs of the Company to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term of Employment, and the Employee's participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto; provided, however, that the Employee shall be entitled to health and hospital insurance benefits consistent with the past practices of the Company in effect with respect to Company personnel generally.

          (b) While employed hereunder, the Employee shall be entitled to vacation benefits consistent with the past practices of the Company in effect with respect to Company personnel generally, plus one additional week per year. Such vacation may be taken by the Employee at such times as do not unreasonably interfere with the
business of the Company.   The accumulation of annual vacation time
earned but not taken will be in accordance with the Company policy guidelines. Additional vacation will be earned in accordance with Company policy.

          (c) Within thirty days of the date of this Agreement, the Company shall grant to the Employee a stock option, pursuant to the Company's 1993 Stock Option Plan (the "Plan"), to

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purchase 100,000 shares of Common Stock of the Company ("Common
Stock") with an exercise price equal to the fair market value of the shares on the day this Agreement is signed. Such option shall be for a term of ten years, subject to earlier termination ninety days after termination of Employee's employment (or such later date after such termination as is as provided in the Plan or Stock Option Grant Agreement), and shall be in the form of, and on such terms and conditions as provided in, the Company's standard form of Stock Option Grant Agreement in effect as of the date of this Agreement. Such option grant shall provide, on condition that the Employee is employed by the Company on the relevant vesting dates, that such options shall vest and become exercisable over a three year period at the rate of 1/36 for each calendar month of Employee's employment with the Company, beginning with the first day on which the Employee's full time employment begins.

          (d) The stock option grant agreement for the options described in Section 4(c) of this Agreement will also provide that the applicable number of all unvested options will become exercisable immediately upon a merger, consolidation, acquisition of property or stock, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of the Company's Common Stock. In addition, the applicable number of all unvested options shall become immediately exercisable in the event of a change in control of the Company. A change in control of the Company shall be deemed to occur if (a) the Company is merged with or into or consolidated with another corporation or other entity under circumstances where the shareholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of the Company or the surviving or resulting corporation or other entity, as the case may be, or (b) if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation or entity, or (c) if any person (as such term is used in Sections 13(d) and 14 (d) (2) of the Securities Exchange Act of 1934) shall become the beneficial owner (within the meaning of Rule 13d-3 under such Act) of forty (40%) percent or more of the Common Stock of the Company other than pursuant to a plan or arrangement entered into by such person and the Company or otherwise approved by the Board of Directors, or (d) during any period of two
(2) consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period. For the purpose of this Section 4(d), the "applicable number" of all unvested options shall mean: (i) at commencement of the first twelve (12) months of the Employee's employment, fifty percent (50%) of such unvested options, such number to increase linearly during such twelve-month period to one hundred percent (100%), and (ii) following such twelve-month period, one hundred percent (100%) of such unvested options.

          (e)  In the event that the acceleration, as set forth in
Section 4(d) of this Agreement, of any option to be granted to the Employee pursuant to the Plan which causes the option to be exercisable immediately (such options, the "Accelerated Options") (i) constitutes a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and
(ii) but for this Section 4(e), would be subject to the excise tax imposed by section 4999 of the Code (the "Excise Tax"), then the amount of the Accelerated Options may be reduced to the largest amount which the Employee, in his sole discretion, determines would result in no portion of the Accelerated Options (or only such portion thereof as is acceptable to the Employee) being subject to the Excise Tax. The determination by the Employee of any reduction shall be conclusive and binding upon the Company. The Company shall reduce such Accelerated Options only upon written notice by the Employee indicating the amount of such reduction.

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     5.   Expenses.  During the Term of Employment, all travel and
other reasonable business expenses incident to the rendering of services by the Employee under this Agreement will be paid or reimbursed by the Company subject to the submission of appropriate vouchers and receipts in accordance with the Company's policy from time to time in effect.

     6.   Death or Disability.

          (a) The Employee's employment under this Agreement shall be terminated by the death of the Employee. In addition, the Employee's employment under this Agreement may be terminated by the Board of Directors of the Company if the Employee shall be rendered incapable by illness or any other disability from complying with the terms, conditions and provisions on his part to be kept, observed and performed for a period in excess of 180 days (whether or not consecutive) or 90 days consecutively, as the case may be, during a 12-month period during the Term of Employment ("Disability"). If the Employee's employment under this Agreement is terminated by reason of Disability of the Employee, the Company shall give notice to that effect to the Employee in the manner provided herein. In the event that the Employee receives disability insurance benefits for which payment was made by the Company after the date of this Agreement and prior to termination of the Employee's employment under this Agreement pursuant to this Section 6(a), the Employee's Salary shall be reduced by an amount equal to such disability insurance benefits during such period.

          (b) In addition to and not in substitution for any other benefits which may be payable by the Company in respect of the death of the Employee, in the event of such death after the Employee's employment has begun, the Salary payable hereunder shall continue to be paid at the then current rate for three (3) months after the termination of employment, and any bonus to which the Employee would have been entitled for the year in which his death occurs shall be pro rated to the date of his death and paid not later than three (3) months after the termination of employment. All sums payable pursuant to this Section 6(b) shall be paid to the Employee's personal representative.

          (c) In addition to and not in substitution for any other benefits which may be payable by the Company in respect of the Disability of the Employee, in the event of the termination of the Employee's employment hereunder due to such Disability pursuant to
Section 6(a) after the Employee's employment has begun, the Company shall pay the Employee, in twelve (12) equal semi-monthly installments, an aggregate amount equal to six (6) months' Salary at the rate in effect on the effective date of such termination; provided, however, that the Company shall deduct from such payments the amount of any and all disability insurance benefits paid during such six-month period with respect to the Employee that were paid for by the Company during any period for which payment was made by the Company after the date of this Agreement and prior to the termination of the Employee's employment. In addition, any bonus to which the Employee would have been entitled for the year in which such termination of employment occurs shall be pro rated to the date of such termination and paid not later than twelve (12) months after such termination.

     7. Disclosure of Information, Inventions and Discoveries. The Employee shall promptly disclose to the Company all processes, trademarks, inventions, improvements discoveries and other information related to the business of the Company (collectively, "Developments") conceived, developed or acquired by him alone or with others during the Term of Employment or during any earlier period of employment by the Company or any predecessor of the Company, whether or not during regular working hours or through the use of materials or facilities of the Company. All such Developments shall be the sole and exclusive property of the Company, and, upon request, the Employee shall promptly deliver to the Company all drawings, sketches, models and other data and records relating to such Developments. In the event any such Development shall be deemed by the Company to be patentable, the Employee shall, at the expense

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of the Company, assist the Company in obtaining a patent or patents thereon and execute all documents and do all such other acts and things necessary or proper to obtain letters patent and to invest in the Company full right, title and interest in and to such Developments.

     8. Non-Disclosure. The Employee shall not, at any time during or after the Term of Employment or any earlier period of employment by the Company or any predecessor of the Company, divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Company) or use for his own account or for the account of any other person any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, materials, devices or ideas or other know-how, whether patentable or not, with respect to any confidential or secret development or research work or with respect to any other confidential or secret aspects of the Company's business (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers) (collectively, the "Confidential Information"). This Section 8 shall not apply to any information which (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the Employee, or (ii) is or becomes available to the Employee on a non-confidential basis from a person other than the Company or its officers, directors or agents who, to the Employee's knowledge after due inquiry, is not and was not bound by a confidentiality obligation to the Company and was not otherwise prohibited from transmitting such information to the Employee.

     9. Non-Competition. The Company and the Employee agree that the services rendered by the Employee are unique and irreplaceable. In addition to and in furtherance of Section 8 of this Agreement, the Company and the Employee agree that the Employee has had, and will continue to have, unlimited access to the Confidential Information and that preserving the proprietary nature of the Confidential Information is of utmost importance to the Company. By giving the Employee an opportunity or incentive to breach his obligations to the Company under Section 8 of the Agreement, any relationship between the Employee and a competitor of the Company during or following the Term of Employment will potentially cause the Company irreparable injury, regardless (in the event of termination or expiration of the Term of Employment) of the circumstances under which the Term of Employment ends, and even if the Employee is terminated by the Company for cause. Therefore, in light of the foregoing, the Employee agrees that during the Term of Employment and for a period of two (2) years thereafter, the Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

          (a) in any geographical area in the United States or in those foreign countries where the Company, during the Term of Employment, conducts or has undertaken activities to begin to conduct business or initiate activities, design, manufacture, sell, market, offer to sell or supply video or television technology similar to that being developed or sold by the Company on the date of the termination of Employee's employment under this Agreement for any reason;

          (b) initiate conversations to solicit, induce, encourage or attempt to induce or encourage any employee of the Company to terminate his or her employment with the Company or to breach any other obligation to the Company;

          (c) solicit, interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between the Company and any customer, potential customer, or supplier of the Company; or

          (d) engage in or participate in any business conducted under any name that shall be the same as or similar to the name of the Company or any trade name used by it, provided, however, that in the event the Employee's employment is terminated by the Company for cause pursuant to Section 11 of this Agreement, then following such termination Employee shall have no further obligations under this Section 9 unless the Company, in its sole discretion, elects to make additional payments to Employee as provided under Section 12.

     The Employee acknowledges that the foregoing geographic, activity and time limitations contained in this Section 9 are reasonable and properly required for the adequate protection of the Company's business. In the event that any such geographic, activity or time limitation is deemed to be unreasonable by a court, the Employee shall submit to the reduction of either said activity or time limitation to such activity or period as the court shall deem reasonable. In the event that the Employee is in violation of the restrictive covenants set forth in this Section 9, then the time limitation for such covenants shall be extended for a period of time equal to the pendency of any proceedings brought to enforce such covenants, including any appeals.

     10.  Remedies.

          (a) The Employee acknowledges that irreparable injury would result to the Company if the provisions of Section 7, 8, 9 or 14 of this Agreement were not specifically enforced and agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, in respect to any failure to comply with the provisions of Section 7, 8, 9 or 14, as determined by a court of competent jurisdiction.

          (b) In furtherance of and not in limitation of Section 10(a), in the event that, subsequent to the Term of Employment, the Employee breaches any of his obligations to the Company under Section 7, 8, 9 or 14 of this Agreement, then the Company's obligation to make further payments to the Employee pursuant to this Agreement shall terminate. Any such termination shall not limit or affect the Company's right to pursue any other remedy available to the Company at law or in equity.

     11. Termination for Cause. In addition to any other remedy available to the Company, either at law or in equity, the Employee's employment with the Company may be terminated by the Board of Directors for cause, which shall include (i) the Employee's conviction from which no further appeal may be taken for, or plea of nolo contendere to, a felony or a crime involving moral turpitude,
(ii) the Employee's commission of a breach of fiduciary duty involving personal profit in connection with the Employee's employment by the Company, (iii) the Employee's commission of an act which the Board of Directors shall reasonably have found to have involved willful misconduct or gross negligence on the part of the Employee, in the conduct of his duties under this Agreement, (iv) habitual absenteeism, (v) the Employee's material breach of any material provision of this Agreement which remains uncured for a period of thirty (30) days following notice by the Company, or (vi) the willful and continued failure by the Employee to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness). With respect to the matters set forth in subsections (iii),
(iv), (v) and (vi) of this Section 11, the Company may not terminate the Employee's employment unless the Employee has first been given notice of the conduct forming the cause for such termination and an opportunity to explain such conduct to the Company. In the event of termination under this Section 11, the Company's obligations under this Agreement shall cease, and the Employee shall forfeit all rights to receive any future compensation under this Agreement. Notwithstanding any termination of this Agreement pursuant to this
Section 11, the Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 7, 8, 9 and 14 hereof following any such termination.

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     12.  Termination Without Cause.

          (a) Each of the Company and the Employee may terminate the Employee's employment under this Agreement at any time for any reason whatsoever, without any further liability or obligation of the Company to the Employee or of the Employee to the Company from and after the date of such termination (other than liabilities or obligations accrued but unsatisfied on, or surviving, the date of such termination), by sending ninety (90) days' prior notice to the other party. In the event the Company elects to terminate the Employee's employment under this Agreement pursuant to this Section 12, the Company shall continue to pay the Employee, in equal semi-monthly installments, the full Salary (inclusive of paid medical plan, but exclusive of bonuses, if any) as such Salary otherwise would have accrued for a period equal to six (6) months; provided, however, that if the Company elects to terminate this Agreement during the Employee's first year of employment with the Company, such amount shall be twelve (12) months' salary. In the event the Employee terminates his employment hereunder within ninety (90) days after a Detrimental Change (as hereinafter defined), the Company shall continue to pay the Employee, in equal semi-monthly installments, the full Salary (inclusive of paid medical plan, but exclusive of bonuses, if any) as such Salary otherwise would have accrued until the latest of (i) the expiration of the then current Term of Employment, or (ii) the expiration of six (6) months following the effective date of termination of the Employee's employment hereunder, or (iii) the expiration of twelve (12) months following the effective date of termination of the Employee's employment hereunder if such termination takes place during the Employee's first year of employment with the Company. In the event the Employee elects to terminate the Employee's employment under this Agreement, other than as set forth in the immediately preceding sentence, prior to the end of the Term of Employment, the Company's obligation to pay Salary shall cease as of the effective date of termination. Any termination of the Employee's employment under this Agreement by the Company as provided in this Section 12 shall be in addition to, and not in substitution for, any rights with respect to termination of the Employee which the Company may have pursuant to Section 11. Notwithstanding any termination of the Employee's employment under this Agreement pursuant to this Section 12, the Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 7, 8, 9 and 14 hereof following any such termination.

          (b) As used in this Agreement, "Detrimental Change" shall mean a detrimental change in the nature or scope of the Employee's employment or duties which is inconsistent with those duties customarily performed by a company's Chief Financial Officer. Detrimental Change shall include, without limitation, the assignment of the Employee to any duties substantially inconsistent with those of senior executive management, the removal of the Employee from, or any failure to re-elect him as an officer of the Company, the assignment of the Employee to be under the direct supervision of anyone reporting directly or indirectly to the Chairman or CEO of the Company, a reduction in Salary or other employee benefits, the failure by the Company to continue to provide the Employee with substantially similar bonus opportunities, the relocation of the Employee's primary office of employment to a location other than New York city and more than fifty (50) miles from the location of such office prior to the relocation, and substantially increased travel requirements.

     13. Resignation. In the event that the Employee's services under this Agreement are terminated under any of the provisions of this Agreement (except by death), the Employee agrees that he will deliver to the Board of Directors his written resignation from all positions held with the Company, such resignation to become effective immediately; provided, however, that nothing herein shall be deemed to affect the provisions of Section 7, 8, 9 and 14 hereof relating to the survival thereof following termination of the Employee's services hereunder; and provided, further, that except as expressly provided in this Agreement, the Employee shall be entitled to no further compensation hereunder.

     14. Data. Upon expiration or termination of the Term of Employment or termination pursuant to Section 1, 6, 11 or 12 hereof, the Employee or his personal representative shall promptly deliver to the Company all books, memoranda plans, records and written data of every kind relating to the business and affairs of the Company which are then in his possession or control.

     15. Insurance. The Company shall have the right, at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering the Employee, and the Employee agrees to submit to usual and customary medical examinations and otherwise to cooperate with the Company in connection with the procurement of any such insurance and any claims thereunder.

     16. Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Employee or the Company.

     17. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger or consolidation of the Company with or into any other entity (including, without limitation, any change in control of the Company), all as though such successors and assigns of the Company and their respective successors and assigns were the Company.
Insofar as the Employee is concerned, this Agreement, being personal, may not be assigned, and any such purported assignment shall be void and of no effect.

     18. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.

     19. Notices. All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission (receipt confirmed) or five (5) business days after being sent by registered or certified mail, return receipt requested, postage paid, addressed as follows:

          (a)  If to the Employee:

               Lawrence L. Epstein
               21 Landing lane
               Princeton Junction, NJ  08550
               Fax No.: 609-799-2120


          (b)  If to the Company:

               Princeton Video Image, Inc.
               15 Princess Road
               Lawrenceville, NJ  08648
               Fax No.: (609) 912-0044
               Attn: Chairman of the Board of Directors

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               with a copy to:

               Richard J. Pinto, Esq.
               Smith, Stratton, Wise, Heher & Brennan
               600 College Road East
               Princeton, NJ  08540
               Fax No.: (609) 987-6651

Any party may, by written notice to the other in accordance with this
Section 19, change the address to which notices to such party are to be delivered or mailed.

     20. General. Except as otherwise provided herein, the terms and provisions of this Agreement shall constitute the entire agreement by the Company and the Employee with respect to the subject matter hereof and shall supersede any and all prior agreements or understandings between the Employee and the Company, whether written or oral. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey. This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company. The headings of the sections of this Agreement are for convenience of reference only and do not constitute part of this Agreement. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, each of the parties have executed or caused to be executed by its duly authorized representative this Employment Agreement as of the day and year first above written.


PRINCETON VIDEO IMAGE, INC.


By: /s/ Brown F Williams
Name: Brown F Williams
Title: Chairman                    /s/ Lawrence Epstein
                                   Lawrence Epstein